ARTICLES OF INCORPORATION
                               OF
               Custom Leathers of Las Vegas, Inc.

KNOW BY ALL THESE PRESENTS:

That the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under and pursuant to the provisions of Nevada Revised Statutes 78.010 to Nevada Revised Statutes 78.090 inclusive, as amended, and certify that;

1.   The name of the Corporation is:

               Custom Leathers of Las Vegas, Inc.

2. Offices for the transaction of any business of the Corporation, and where meetings of the Board of Directors and of Stockholders may be held, may be established and maintained in any part of the State of Nevada, or in any other state, territory, or possession of the United States.

3. The nature of the business is to engage in any lawful activity.

4. The Capital Stock shall consist of 50,000,000 shares of common stock, $0.001 par value.

5. The members of the governing board of the corporation shall be styled directors, of which there shall be not less than one. The Directors of this corporation need not be stockholders. The first Board of Directors is: Peter E. Berney, whose address is 1700 E. Desert Inn Rd., Suite 100, Las Vegas, NV 89109.

6.   This corporation shall have perpetual existence.

7. The name and address of each of the incorporators signing these articles of incorporation are as follows: Peter E. Berney, whose address is 1700 E. Desert Inn Rd., Suite 100, Las Vegas, NV 89109.

8. This Corporation shall have a president, a secretary, a treasurer, and a resident agent, to be chosen by the Board of Directors, any person may hold two or more offices.

9.   The resident agent of this Corporation shall be Peter E.
  Berney, 1700 E. Desert Inn Rd., Suite 100, Las Vegas, NV 89109.

10. The Capital Stock of the corporation, after the fixed consideration thereof has been paid or performed, shall not be subject to assessment, and the individual liable for the debts and liabilities of the Corporation, and the Articles of Incorporation shall never be amended as the aforesaid provisions.

11. No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article of the Stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

I, the undersigned, being the incorporator herein above named for the purpose of forming a corporation pursuant to the general corporation law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts within stated are true, and accordingly have herunto set my hand this 11th day of January, 1995.

/s/ Peter E. Berney

Peter E. Berney
1700 E. Desert Inn Rd., Suite 100
Las Vegas, NV 89109